Exhibit 5.1

Equinor ASA

Forusbeen 50

N-4035 Stavanger

Norway

Equinor Energy AS

Forusbeen 50

N-4035 Stavanger

Norway

September 10, 2018

Ladies and Gentlemen:

I have acted as Senior Legal Counsel, Legal Corporate of Equinor ASA, a company existing under the Norwegian Public Limited Liability Companies Act (the “Company”) and Equinor Energy AS, a company existing under the Norwegian Private Limited Liability Companies Act and a wholly-owned subsidiary of the Company (the “Guarantor”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the $1,000,000,000 aggregate principal amount of the Company’s 3.625% Notes due 2028 (the “Debt Securities”) and the related guarantees thereof (the “Guarantees”). I am delivering this opinion pursuant to the requirements of the Securities Act.

In connection with my opinion, I have examined such corporate records, certificates and other documents and such questions of law as I have deemed necessary or appropriate for purposes of this opinion.

Based upon and subject to the foregoing, I am of the opinion that:

(a)	the Company has been duly incorporated and is validly existing as a public limited company (allmennaksjeselskap) under the laws of the Kingdom of Norway;

(b)	the Guarantor has been duly incorporated and is validly existing as a limited company (aksjeselskap) under the laws of the Kingdom of Norway; and

(c)

the Debt Securities have been duly authorized, executed, issued and delivered, and the Guarantees have been duly authorized, executed and delivered, the Debt Securities constitute valid and legally binding obligations of the Company and the Guarantees constitute valid and legally binding obligations of the Guarantor, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The opinions expressed herein are limited to questions arising under the laws of the Kingdom of Norway as they stand and have been interpreted in published case law of the courts of the Kingdom of Norway as of the date hereof, and I have not investigated the laws of any jurisdiction other than the Kingdom of Norway and I do not express or imply an opinion on the laws of any jurisdiction other than the Kingdom of Norway.

This opinion is furnished to you solely for your benefit and may not be used or relied upon by or published or communicated to any other person or entity for any purpose whatsoever without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 6-K relating to the Debt Securities and the Guarantees to be incorporated by reference in the Registration Statement (File Nos. 333-221130 and 333-221130-01) and to the references to the Senior Legal Counsel under the caption “Validity of Notes and Guarantee” in the prospectus supplement dated September 5, 2018, which supplements the prospectus dated October 26, 2017. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required within Section 7 of the Securities Act.

Very truly yours,

/s/ Åse Koll Lunde

Åse Koll Lunde

Senior Legal Counsel, Legal Corporate